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                                                                     EXHIBIT 5.1

June 23, 2004

Lucent Technologies Inc.
600 Mountain Avenue
Murray Hill, NJ 07974

Dear Ladies and Gentlemen:

      I am Managing Corporate Counsel and Assistant Secretary of Lucent Technologies Inc., a Delaware corporation ("Lucent"), and have acted in such capacity in connection with the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed by Lucent with the United States Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the proposed issuance by Lucent of 92,747,629 shares (the "Shares") of its common stock, par value $.01 per share, pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of May 21, 2004, among Lucent, Arreis Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Lucent ("Acquisition"), and Telica, Inc., a Delaware corporation ("Telica"). The Merger Agreement provides for a merger of Acquisition with and into Telica, with Telica surviving as a wholly owned subsidiary of Lucent.

      In connection with the foregoing, I, or attorneys on my staff, have examined originals or copies, identified to our satisfaction, of such documents, corporate records, certificates, and other relevant materials as I have deemed necessary or appropriate for the purposes of this opinion. In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as copies, and the authenticity of the originals of such copies. In examining agreements executed by parties other than Lucent and Acquisition, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect thereof. In addition, I have relied upon certificates of public officials, statements and representations of officers and representatives of Lucent, and have made such examination of statutes and decisions and reviewed such questions of law as I have considered necessary or appropriate. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

      Based on the foregoing, I am of the opinion that all proper corporate proceedings have been taken so that the Shares have been duly authorized for issuance and, when

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issued in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and nonassessable.

      I am admitted to practice in the State of New Jersey, and I express no opinion as to matters governed by any laws other than the laws of the State of New Jersey, the Corporate Law of the State of Delaware and the Federal laws of the United States of America.

      I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to me and this opinion in the prospectus that forms a part of the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                                          Very truly yours,

                                                          /s/ Michael C. Keefe
                                                          --------------------
                                                          Michael C. Keefe